Exhibit 10.2

FIRST AMENDED SECURITY AGREEMENT

This First Amended Security Agreement by and between MMRGlobal, Inc., a Delaware corporation ("Parent") and MyMedicalRecords, Inc., a Delaware corporation, previously known as MyMedicalRecords.com, Inc. ("Subsidiary") (together, "Debtor") is made and entered into this 26th day of June, 2012 (the "EXECUTION DATE"), and is intended to modify, update and amend that certain Security Agreement dated on the 13th day of August, 2007 between MyMedicalRecords.com, Inc., a Delaware corporation ("MMR.COM"), and The RHL Group, Inc., a California Corporation ("Secured Party").

RECITALS

WHEREAS, as of July 31, 2007 MMR.COM and the Secured Party entered into that certain Promissory Note dated 　July 31　, 2007, in the principal amount of up to $100,000, as amended through the Amended and Restated Secured Promissory Note dated August 23, 2007, which increased the principal amount to $1,000,000 or more as further amended through the Second Amended and Restated Secured Promissory Note dated August 1, 2008 in the principal amount of $1,000,000 or more as further amended through the Third Amended and Restated Secured Promissory Note dated April 29, 2009 in the principal amount of up to $3,000,000 by mutual agreement of the Debtor and the Secured Party, made by the Debtor in favor of Secured Party (the "Note") by and between Debtor and Secured Party;

WHEREAS, MMR.COM has since become the Subsidiary of the Parent;

WHEREAS, both the Subsidiary and the Parent are now both debtors of the Secured Party;

WHEREAS, Secured Party has advanced, or will advance up to the Amount (as that term is defined in Paragraph 2 below) to the Debtor pursuant to the Loan Documents, or has or will guarantee on behalf of the Debtor for other amounts in excess of the Amount or has or will advance other amounts on behalf of the Debtor in excess of the Amount;

WHEREAS, the Board of Directors of the Debtor has previously approved and ratified the Note and has authorized the Debtor to enter into this Security Agreement;

NOW, THEREFORE, Debtor and the Secured Party hereby agree as follows:

  Recitals

  Debtor acknowledges and agrees that the foregoing recitals are true and correct. The Recitals are incorporated herein as though fully set forth herein.

  Definitions

  As used in this Agreement, the following terms shall have the following definitions. The following definitions shall be applicable to both the singular and plural forms of the defined terms:

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  "Accounts" means and includes all presently existing and hereafter arising accounts, contract rights, instruments, documents, chattel paper, and all other forms of obligations owing to Debtor arising out of the sale or lease of goods or rendition of services by Debtor, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Debtor and Debtor's Books (except minute books) relating to any of the foregoing.

  "Agreement" means this Security Agreement, as amended from time to time, together with any and all extensions, renewals and modifications thereto. The term "Agreement" shall also mean all addenda, schedules, riders and exhibits as may be described, referenced or otherwise set forth herein or attached hereto and made a part hereof, and all amendments, extensions, and modifications thereof

  "Amount" means the "Unpaid Balance as that term is used in the Sixth Amended and Restated Secured Promissory Note (For Revolving Line of Credit, for any monies advanced on behalf of the Borrower, for any monies due from the Borrower and For Guaranteed Obligations, if any), and any and all of its previous iterations.

  "Books" mean and include any and all of abstracts, books, notes, memoranda, correspondence or records associated, connected or prepared by, for or to Debtor in connection with the organization, operation and existence of Debtor, Debtor's business or Debtor's financial condition, including, but not limited to, general books, tax returns, audit reports (if available), ledgers and records indicating, summarizing or evidencing Debtor's assets, business operations, financial condition, liabilities, the Collateral and all information relating thereto or summarizing; all computer programs, telefaxes, tested telexes, electronically transmitted or stored information, facsimiles, disc or tape files, printouts, runs, and all other electronic or computer-generated information; the equipment containing such information; and the operating systems necessary to run the equipment and all software utilized to process the information.

  "Code" means the California Commercial Code. Any and all terms used in this Agreement that are defined in the California Commercial Code and not specifically defined herein shall be construed to have the meaning and definition ascribed to them in the California Commercial Code in effect on the date hereof.

  "Collateral" means and includes each and all of the following: all of the Parent's and Subsidiary's personal property, trademarks, tradenames, Patents, Patent Applications, the Accounts, the Equipment, the Intangibles, the Inventory, and each and all of Debtor's documents, instruments, contracts (including but not limited to the Debtor's rights in services agreements by and between the Debtor and Nihilent, Jelecos, Alchemy, XO Communications, Verizon Business, Cerner and Patient Education, and licensing agreements with Celgene, and Visi, Inc.), deposit accounts and fixtures, and all life and other insurance policies and claims, and all rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom; the foregoing include, but are not limited to, the following: all obligations for the payment of money arising out of Debtor's sale or lease of goods or rendition of services; all moneys, securities and other property now or hereafter held or received by, or in transit to, Secured Party from or for Debtor, whether for safekeeping, pledge, custody, transmission, collection or otherwise; all of Debtor's deposits (general or special), balances, sums and credits with, and all claims of Debtor against Secured

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  Party, at any time existing; all right, title and interest of Debtor, and all of Debtor's rights, remedies, security and liens in, to and in respect of all Accounts and other Collateral, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lien or secured party, and all guaranties and other contracts of suretyship with respect to any accounts and other collateral, and all deposits and other security for any accounts and other collateral, and all credit and other insurance; all other general intangibles of every kind and description, including (without limitation) the domain name and URL "MyMedicalRecords.com" and "MyEsafeDepositBox.com", and any other URL's owned by the Debtor, trade names, trade styles and trademarks and the goodwill of the business symbolized thereby, federal, state and local tax refunds and claims of all kinds, all rights as a licensor or licensee of any kind, all customer lists, trade secrets, telephone numbers, processes, proprietary information, and purchase orders, and all rights to purchase, lease, sell, or otherwise acquire or deal with real or personal property (and all rights relating thereto); all notes, drafts, letters of credit, contract rights, License Agreement and things in action; all drawings, specifications, blueprints and catalogs; and all raw materials, work in process, materials used or consumed in Debtor's business, goods, finished goods, returned goods and all other goods and inventory of whatsoever kind or nature, and all wrapping, packaging, advertising and shipping materials, and all documents relating thereto, and all labels and other devices, names and marks affixed or to be affixed thereto for purposes of selling or identifying the same or the seller or manufacturer thereof; all equipment, machinery, machine tools, motors, controls, parts, vehicles, tools, dies, jigs, furniture, furnishings and fixtures; all attachments, accessories, accessions and property now or hereafter affixed to or used in connection with any of the foregoing, and all substitutions and replacements for any of the foregoing; and all books, records, ledger cards, computer data and programs and other property and general intangibles at any time evidencing or relating to any or all of the foregoing; and all products and proceeds of any or all of the foregoing, in any form (including, without limitation, any insurance proceeds, and all claims by Debtor against third parties for loss or damage to, or destruction of, or otherwise relating to, any or all of the foregoing).

  "Default" means an event that with the passage of time, or the giving of notice, or both, would constitute or become an Event of Default.

  "Equipment" means and includes all of Debtor's present and hereafter-acquired equipment including, without limitation, all of Debtor's machinery, machine tools, motor vehicles and generators not held for sale or lease, equipment, controls, attachments, parts, tools, furniture, furnishings, fixtures and all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing; and all present and future dies, drawings, blueprints, reports, catalogs, computer programs and instruction manuals; together with Debtor's Books relating to any and all of the foregoing.

  "Event of Default" means the occurrence of any one of the events set forth in Sections 3.7 and 　6.1 of this Agreement, or any default under the Note.

  "Intangibles" mean and include all of Debtor's present and future general intangibles and other personal property (including, without limitation, any and all chooses or things in action, patents, trade names, copyrights, trademarks, the domain name and site "MyMedicalRecords.com" and "MySafeDepositBox.com" and any other similar or variant

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  URL's owned by the Debtor, goodwill (including, without limitation the goodwill of the business symbolized by any of the foregoing), labels, deposits, licenses, permits, packaging orders, computer programs, computer discs, computer tapes, operating manuals, literature, reports, and tax refunds) other than goods and Accounts, together with Debtor's Books relating to any of the foregoing, including but not limited to the MedicAlert's product offering of the Debtor.

  "Inventory" means and includes all present and hereafter acquired inventory in which Debtor has any interest including, without limitation, all present and hereafter acquired goods, machinery, motor vehicles, generators and equipment held by Debtor for sale or lease or to be furnished under a contract of service and all of Debtor's packing and shipping materials, wherever located, together with Debtor's Books relating to any of the foregoing.

  "Laws" means all federal, state and local laws, rules, regulations, ordinances and codes.

  "License Agreement" means an agreement by and between the Debtor and one or more third parties pursuant to which rights and privileges are licensed by those third parties to the Debtor or to those third parties by the Debtor. The term "License Agreement" may encompass more than one such agreement.

  "Lien" means and includes any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or any other third- Person interest (except as created in the ordinary course of business), covering all or any portion of the Collateral.

  "Loan Documents" means the Note, any previous iterations thereof, the Security Agreement, any and all Restatement and Affirmation Agreements as described in Section 3.7, and any and all other documents entered into in connection with, or in relation to all or any of the foregoing.

  "Note" shall mean that certain Sixth Amended and Restated Secured Promissory Note (For Revolving Line of Credit, Advances and Guaranteed Obligations) in the original principal amount (in 2007) of up to One Hundred Thousand Dollars ($100,000.00), as increased to up to Three Million Dollars ($3,000,000) in subsequent amendments or more by mutual agreement of the Debtor and the Secured Party, dated on the EXECUTION DATE made by the Debtor in favor of the Secured Party. The Unpaid Balance due as of April 30, 2012 is deemed to be $2,301,100 by the parties hereto.

  Initials Required

  ___________ (for "Parent")

  ___________ (for "Subsidiary")

  "Obligations" shall mean and include any and all loans, advances, debts, liabilities, obligations, payments, covenants and duties owing by Debtor to Secured Party of any kind and description, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, under or in connection with the Note, this Security Agreement, any and all other Loan Documents, and all extensions, renewals, substitutions and modifications of any of the foregoing, including, without limitation, all interest not paid when due and fees and expenses which Debtor is required to pay or reimburse by this Agreement, by Law, or otherwise.

  "Patent Applications" means the applications, or other documents, past, present and/or

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  future, filed by, or on behalf of the Parent or Subsidiary, or its subsidiaries or affiliates, including but not limited to the items listed on Exhibit "1".

  "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated association, Governmental Agency or other legal business entity.

  "Representative" means any agent, attorney, inspector, auditor, accountant, consultant or other such third Person retained by Secured Party to administer or carry out all or any portion of this Agreement, from time to time, without notice to or approval of Debtor.

  Creation of Security Interest

  3.1   Grant. Debtor, including both Parent and Subsidiary, hereby grants to Secured Party a continuing security interest in all Collateral, now owned or hereafter acquired and wherever located, in order to secure prompt performance and repayment of any and all Obligations owed by Debtor to Secured Party. Secured Party's security interest in the Collateral shall attach to all Collateral without further act on the part of Secured Party or Debtor. The Collateral shall be subject to the terms and conditions of this Agreement and the other Loan Documents. Notwithstanding anything to the contrary in this Agreement, nothing herein is any way intended to derogate from any security interest heretofore granted to the Secured Party in and to the Collateral (or any portion thereof). To the extent that Debtor has heretofore granted a security interest to the Secured Party in or to the Collateral (or any portion thereof), Debtor hereby confirms and reaffirms such security interest and the Secured Party's rights and interests under this Agreement shall be deemed to be cumulative with (and not in lieu of) such other rights and security interests.

  3.2   Assignment of Accounts. From time to time, and at Secured Party's request, Debtor shall provide Secured Party with schedules describing all Accounts created or acquired by Debtor and shall execute and deliver written assignments of such Accounts to Secured Party; provided, however, that Debtor's failure to execute and deliver such schedules or assignments shall not affect or limit Secured Party's security interest and other rights in and to the Accounts.

  3.3   Execution of Documents. Debtor shall execute and deliver to Secured Party, concurrent with Debtor's execution of this Agreement, and at any time or times hereafter at the request of Secured Party, all financing statements, continuation financing statements, fixture filings, security agreements, pledges, chattel mortgages, assignments, endorsements, certificates of title, affidavits, subordination agreements, landlord waivers and consents, reports, notices (including, without limitation, notices to depository secured parties), schedules of accounts, letters of authority and all other documents that Secured Party may reasonably request, in form satisfactory to Secured Party, to perfect and maintain perfected Secured Party's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement and the other Loan Documents.

  3.4   Authority of Secured Party and Appointment.

    Debtor hereby irrevocably makes, constitutes and appoints Secured Party or Secured Party's Representative as Debtor's true and lawful attorney with power to

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    sign the name of Debtor on any of the above-described documents or on any other similar documents that need to be executed, recorded, or filed in order to perfect or continue perfected Secured Party's security interest in the Collateral. Debtor authorizes Secured Party, at Secured Party's discretion and as Secured Party deems necessary, from time to time, to verify Collateral, by letter, telephone, email or personal contact.

    From and after an Event of Default that is not cured within the cure period specified in the Note, Debtor hereby appoints Secured Party or Secured Party's Representative as Debtor's attorney, with power to endorse Debtor's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Secured Party's possession; to sign Debtor's name on any invoice, lease or contract relating to the Collateral, on drafts against account debtors, on schedules and assignments of Accounts, on verifications of Accounts and on notices to account debtors; to establish a lock box arrangement or to notify the post office authorities to change the address for delivery of Debtor's mail to an address designated by Secured Party; to receive and open all mail addressed to Debtor and to retain all mail relating to the Collateral and forward all other mail to Debtor; and to do all things necessary to carry out this Agreement.

    Debtor hereby ratifies, acknowledges and approves any and all acts of Secured Party and its Representatives, and neither Secured Party nor any Representative of Secured Party shall be liable for any acts, omissions to act, error or mistake in judgment, mistake of fact, or mistake of Law that is made by Secured Party or its Representatives in good faith. The appointment of Secured Party or Secured Party's Representative as Debtor's attorney-in-fact, and each and every one of Secured Party's rights and powers, being coupled with an interest, are irrevocable until released in writing by Secured Party.

  3.5   Direct Notification. From and after an Event of Default, that is not cured within the cure period specified in the Note, after notice to Debtor pursuant to Section　9502 of the California Commercial Code, Secured Party or Secured Party's Representative may, at any time, notify lessees, customers or account debtors of Debtor that the Accounts have been assigned to Secured Party and that Secured Party has a security interest therein, collect the Accounts directly, and charge the collection costs and expenses to Debtor's account, and Debtor shall collect all Accounts for the benefit of Secured Party and receive in trust all payments received on account of the Accounts. The receipt of any check or other item of payment by Secured Party shall not be considered a payment on account until such check or other item of payment is honored when presented for payment.

  3.6   Modifications of Accounts. Prior to the occurrence of an Event of Default but subject to the terms of this Agreement, Debtor may modify, amend or terminate any account without the consent of Secured Party. From and after the occurrence of an Event of Default, Debtor shall not enter into any new Accounts, leases or rental contracts, settle or modify the terms of any existing Accounts, leases or rental contracts without the prior written consent of Secured Party. After the occurrence of an Event of Default, Secured Party may settle or adjust disputes with the lessees and account debtors upon such terms as it deems advisable and will credit Debtor's account with the amounts so received net of Secured Party's Expenses incurred in connection therewith.

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  3.7   Restatement and Affirmation Agreements

    From time to time, and at no greater time period than monthly, commencing with the time period ending on September 30, 2007 the Debtor shall present to Secured Party an accounting of what it believes to be due under the Note. Each monthly period shall be referred to as an "ACCOUNTING PERIOD". The accounting shall incorporate and reflect the following transactions: (1) the previous amount due (either at inception or as the result of the just previous Restatement and Affirmation Agreement); (2) any advances made by Secured Party, whether by way of transfer to the Debtor, or for the benefit of the Debtor or due the Debtor, or by way of guarantee by the Secured Party; (3) any payments made by Debtor; (4) any interest, costs or fees accruals; and (5) any other item that affects the amount due, whether or not specifically described in the Security Agreement. It shall then state the amount then due at the close of the particular ACCOUNTING PERIOD and state that the Debtor acknowledges that the amount due is indeed due without offset or claim by the Debtor. The accounting is referred to herein as the "ACCOUNTING".

    The ACCOUNTING shall be delivered by the Debtor to Secured Party as described in Section 7.1 below no later than the 15th day after the close of each respective ACCOUNTING PERIOD. Thus, the first ACCOUNTING will be due on September 15, 2007.

    The Secured Party shall have up to 30 days to approve the ACCOUNTING by signing the ACCOUNTING as "approved", or otherwise in writing indicate his disapprovals, and the reasons why. The parties then must meet and confer to resolve any differences as to the amount due. If the Secured Party and the Debtor cannot so resolve the differences within 15 days then the parties shall refer the matter to the Certified Public Accountant of the Secured Party (who shall be named by Secured Party from time to time) (the "CPA") to resolve the differences for that particular accounting period and determine the amount due as of the close of that particular ACCOUNTING PERIOD. The CPA shall not have the authority to question or adjust any amounts that have already been previously agreed to by the parties under prior accountings and shall only resolve the question of the amount due for the particular ACCOUNTING PERIOD under controversy. The CPA's costs and fees for the tasks described herein shall be paid for by the Debtor.

    If the Secured Party takes no action to disapprove any particular ACCOUNTING within the 30 day period after the subject ACCOUNTING is delivered to him under Section 3.7(b) above, then the ACCOUNTING shall be deemed to be approved by the Secured Party.

    The amount due by the Debtor under the ACCOUNTING shall be deemed to restate, and affirm, the amount due under the Note as of the end of the ACCOUNTING PERIOD. The amounts determined herein shall be conclusive as between the Secured Party and the Debtor and the Note amount shall be deemed to be automatically adjusted.

    The ACCOUNTING, as approved by the Secured Party, or as otherwise agreed to between the Debtor and the Secured Party, or as determined by the CPA under

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    Section 3.7 (c) above, shall be deemed to be the "Restatement and Affirmation Agreement" for the particular ACCOUNTING PERIOD.

    In the event that the Debtor does not deliver the ACCOUNTING as described an Section 3.7(b) above, then (1) an Event of Default shall be deemed to have occurred; and (2) the Secured Party shall either prepare the ACCOUNTING himself or instruct the CPA to prepare the ACCOUNTING. The ACCOUNTING shall then be delivered to the Debtor as described in Section 7.1 below. In the situation described in this Section 3.7(g) the Debtor shall not have any right to question the ACCOUNTING, or the amount due under the Note for the particular ACCOUNTING PERIOD under question, unless the Debtor can prove that the ACCOUNTING was fraudulently prepared.

  Debtor's Representations and Warranties.

  Debtor represents and warrants that:

    Debtor is (or to the extent that this Security Agreement states that the Collateral is to be acquired after the date hereof, will be) the sole owner of the Collateral; that the security interest hereunder in the Collateral is a first, prior and perfected security interest; that there are no security interests, liens or encumbrances, or adverse claims of title to, or any other interest whatsoever in, the Collateral or any portion thereof except that created by this Security Agreement; and that no financing statement, mortgage or deed of trust covering the Collateral or any portion thereof exists or is on file in any public office;

    The Collateral has not been and will not be used or bought by Debtor for personal, family or household purposes

    Debtor's present executive office is located at 4401 Wilshire Blvd., Suite 200, Los Angeles, California 90010. The assets are located only at the executive office and at various other off-site locations which may change from time to time, including the locations of vendors, partners, affiliates and/or clients, the patent applications and the records related thereto. The offsite locations, if any, are described in Schedule 4(c) attached hereto;

    The Collateral is now and will at all times hereafter be located at Debtor's places of business, or such other locations as set forth in subsection (c) above;

    Debtor is engaged in business as a provider of Web-based storage solutions.

    Debtor does not maintain any deposit accounts other than those set forth in Schedule 4(f) hereto; and that Debtor is not now indebted to any organization with which Debtor maintains a deposit account; and

    Neither the execution and delivery of this Security Agreement by Debtor nor the consummation of the transactions herein contemplated nor the fulfillment of the terms hereof will result in a breach of any of the terms or provisions of, or constitute a

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    default under, or constitute an event which with notice or lapse of time or both will result in a breach of or constitute a default under, any agreement, indenture, mortgage, deed of trust, equipment lease, instrument or other document to which Debtor is a party, or conflict with any law, order, rule or regulation applicable to Debtor of any court or any federal or state government, regulatory body or administrative agency, or any other governmental body having jurisdiction over Debtor or its properties.

    The Debtor is authorized to enter into this transaction by, among other things, a resolution of the Board of Directors of the Debtor in a meeting duly authorized under the Bylaws of the Company in accordance with all applicable laws. Attached in Schedule 4(h) is an opinion of company counsel attesting to the same, together with a true and accurate copy of the Board Resolution authorizing the Debtor to enter into the transactions contemplated under the Note and Security Agreement.

  Covenants of Debtor.

  Debtor covenants that:

    Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein except as expressly provided herein;

    Debtor will not move or permit to be moved the Collateral or any portion thereof to any location other than the location set forth in Section 4(c), or in Schedule 4(c), above without the prior written consent of Secured Party;

    Debtor will not establish any place of business other than as set forth in Section 4 (c) above, or voluntarily or involuntarily change its name, identity or corporate structure, without in any such case the prior written consent of Secured Party;

    Debtor will not establish or create any deposit accounts other than as set forth in Schedule 4 (a) without the prior written consent of Secured Party; and Debtor will not hereafter incur any indebtedness to any organization listed in said Schedule 4 (f);

    Debtor will, promptly upon request by Secured Party, procure or execute and deliver any document (including, without limitation, mortgagee waivers or landlord disclaimers or subordination agreements with respect to any and all equipment or fixtures which are a part of the Collateral), give any notices, execute and file any financing statements, mortgages or other documents, all in form and substance satisfactory to Secured Party, mark any chattel paper, deliver any chattel paper or instruments to Secured Party and take any other actions which are necessary or, in the judgment of Secured Party, desirable to perfect or continue the perfection and first priority of Secured Party's security interest in the Collateral, to protect the Collateral against the rights, claims, or interests of third persons or to effect the purposes of this Security Agreement, and will pay all costs incurred in connection therewith;

    Debtor will not, without the prior written consent of Secured Party, in any way hypothecate or create or permit to exist any lien, security interest or encumbrance on

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    or other interest in the Collateral except that created by this Security Agreement, nor will Debtor sell, transfer, assign, exchange or otherwise dispose of the Collateral, except that Debtor may, in the ordinary course of Debtor's business, sell for full and adequate consideration that part of the Collateral described as Inventory in Section 2 above. If the proceeds of any such sale are notes, instruments or chattel paper, such proceeds shall be promptly delivered to Secured Party to be held as Collateral hereunder. If the Collateral, or any part thereof, is sold, transferred, assigned, exchanged, or otherwise disposed of in violation of these provisions, the security interest of Secured Party shall continue in such Collateral or part thereof notwithstanding such sale, transfer, assignment, exchange or other disposition, and Debtor will hold the proceeds thereof in a separate account for Secured Party's benefit. Debtor will, at Secured Party's request, transfer such proceeds to Secured Party in kind;

    Debtor will not enter into, modify or amend any existing or future contracts or agreements relating to the sale or disposition of the Collateral or any part thereof without the prior written consent of Secured Party. Upon request of Secured Party, Debtor will provide Secured Party with copies of all existing and hereafter created contracts and agreements and of all amendments and modifications thereto;

    Debtor will pay and discharge all taxes, assessments and governmental charges or levies against the Collateral prior to delinquency thereof and will keep the Collateral free of all unpaid charges whatsoever;

    Debtor will keep and maintain the Collateral in good condition and repair. Debtor will not misuse or abuse the Collateral, or waste or allow it to deteriorate except for the ordinary wear and tear of its normal and expected use in Debtor's business, and will comply with all laws, statutes and regulations pertaining to the use or ownership of the Collateral;

    Debtor will give preliminary notices of lien and take all other actions necessary to create or preserve any liens available to secure payments due Debtor under any contracts or other agreements with third parties, will not voluntarily permit any such payments to become more than thirty (30) days delinquent and will in a timely manner record and assign to Secured Party, to the extent and at the earliest time permitted by law, any such liens. Debtor will give Secured Party written notice of any payments due Debtor within five (5) days after any such payments become thirty (30) days delinquent;

    Debtor will cause the Collateral to be kept insured at its own expense under one or more policies with such companies, in such amounts, and against such risks and liabilities as are satisfactory to Secured Party. Such policies shall include a mortgagee's loss payable endorsement or such other mortgagee indemnity clause as Secured Party shall direct, and/or shall name Secured Party as a co-insured, at Secured Party's sole option. No such policy shall be subject to reduction or cancellation without thirty (30) days' prior written notice to Secured Party;

    Debtor will upon Secured Party's request deliver to Secured Party records and schedules which show the status, condition and location of the Collateral; will

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    promptly notify Secured Party in writing of any event, or change of law, regulation, business practice, or business condition which may adversely affect the value of the Collateral; and will provide Secured Party with current financial information concerning Debtor's business on a monthly, quarterly and audited fiscal year-end basis, with detail satisfactory to Secured Party and which shall be prepared in accordance with generally accepted accounting principles consistently applied. To the extent that Debtor has not yet completed a full audit, Secured Party will accept unaudited statements until such audit can be completed. Secured Party shall have the right to review and verify such records, schedules, notices, and financial information, and Debtor will reimburse Secured Party for all costs incurred thereby;

    Secured Party, its nominee or agent, may at any time and at Debtor's sole cost and expense (i) notify, or require Debtor to notify, account debtors obligated on any or all of Debtor's accounts or on any other part of the Collateral to make payment directly to Secured Party, or jointly to Secured Party and Debtor, and (ii) take, or require Debtor to take, all necessary steps to collect the same. Secured Party may at any time take possession of all proceeds of any Collateral in Debtor's possession, and may at any time require Debtor to segregate all collections and proceeds of Collateral so that they are capable of identification;

    Secured Party shall have at all times, with or without notice, the right to enter into and upon any premises where any of the Collateral or records with respect thereto are located for the purpose of inspecting the same, making copies of records, observing the use of any part of the Collateral, or otherwise protecting its security interest in the Collateral; and

    Debtor shall promptly provide Secured Party with written notice of any defaults (whether monetary or non-monetary) under any of the License Agreements; and

    Secured Party shall have the right at any time to make any payments and do any other acts Secured Party may deem necessary to protect its security interest in the Collateral, including, without limitation, the right (but not the obligation) to cure any defaults under any License Agreement, the rights to pay, purchase, contest or compromise any encumbrance, charge or lien which in the judgment of Secured Party appears to be prior to or superior to the security interest granted hereunder, and appear in and defend any action or proceeding purporting to affect its security interest in and/or the value of the Collateral, and in exercising any such powers or authority, the right to pay all expenses incurred in connection therewith, including attorneys' fees. Debtor hereby agrees to reimburse Secured Party for all payments made and expenses incurred, which amounts shall be secured under this Security Agreement, and agrees it shall be bound by any payment made or act taken by Secured Party hereunder. Secured Party shall have no obligation to make any of the foregoing payments or perform any of the foregoing acts.

    it will comply with the procedures set out in Section 3.7 above.

  Defaults; Events of Default; Remedies

  6.1   Defaults. The occurrence of any one or more of the following events or conditions shall constitute a default under this Security Agreement:

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    Debtor fails to pay any indebtedness, perform any obligation or covenant required to be performed by it, or discharge any liability to Secured Party in accordance with the terms upon which such indebtedness, obligation, covenant or liability was incurred or created, or otherwise defaults under any agreement to which Secured Party and Debtor are parties including, without limitation, the occurrence of a Default or Event of Default (as said terms are defined in the relevant documents or agreements) under the LEA (as that term is defined below), and/or the Loan Documents;

    Debtor makes or has made or furnishes or has furnished any warranty, representation or statement to Secured Party in connection with this Security Agreement, or any other agreement to which it and Secured Party are parties, which is or was false or misleading in any material respect when made or furnished;

    The Collateral, or any substantial portion thereof, is lost, stolen, confiscated, impaired of value, destroyed, or damaged, due to causes not fully insured against;

    Any lien (other than for property taxes which are not delinquent) or encumbrance other than that created by this Security Agreement is placed on or any levy is made on the Collateral or any portion thereof, or the Collateral or any portion thereof is seized or attached pursuant to legal process, unless such lien, encumbrance, levy, seizure or attachment is removed or released within thirty (30) days from the time such lien or encumbrance was placed thereon or such levy, seizure or attachment was effected, but in any event not later than five (5) days prior to any date for sale of such property;

    Any substantial portion of the assets of Debtor is transferred, or any material obligation is incurred by Debtor, unless such transfer or obligation is incurred in good faith for fair equivalent consideration;

    Debtor becomes insolvent as defined in the Federal Secured Bankruptcy Code, admits in writing its insolvency or its present or prospective inability to pay its debts as they become due, is unable to or does not pay all or any material portion (in number or dollar amount) of its debts as they become due, permits or suffers a judgment to exist against it (unless enforcement thereof is stayed pending appeal), makes or proposes an assignment for the benefit of creditor, convenes or proposes to convene a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts, proposes any such moratorium, extension or composition, or commences or proposes to commence any Secured Party, reorganization or insolvency proceeding, or other proceeding under any federal, state or other law for the relief of debtors;

    Debtor fails to obtain the dismissal, within thirty (30) days after the commencement thereof, of any Secured Party, reorganization or insolvency proceeding, or other proceeding under any law for the relief of debtors, instituted against it by one or more third parties, fails actively to oppose any such proceeding, or, in any such proceeding, defaults or files an answer admitting the material allegations upon which the proceeding was based or alleges its willingness to have an order for relief entered or its desire to seek liquidation, reorganization or adjustment of any of its debts;

SECURITY AGREEMENT	Page 12 of 27

    Any receiver, trustee or custodian is appointed to take possession of all or any substantial portion of the assets of Debtor, or any committee of the Debtor's creditors, or any class thereof, is formed for the purpose of monitoring or investigating the financial affairs of Debtor or enforcing such creditors' rights;

    Debtor ceases to conduct its business as the same is now conducted in the ordinary course of its business; or

    Secured Party shall reasonably deem itself insecure with respect to the payment or performance by Debtor of any indebtedness, obligation, covenant or liability of Debtor to Secured Party; or

    Debtor fails to provide the ACCOUNTING on a timely basis as provided for in Section 3.7(b) above; or

    Debtor fails to pay the billings of the CPA within 30 days as described in Section 3.7(c) above.

    Debtor terminates, cancels, attempts to modify, or abrogates that certain employment agreement by and between Robert H. Lorsch and the Debtor, as that agreement may be amended ("LEA"), whether with or without cause.

    A default under the LEA shall be a default under this Agreement, and vice versa.

    A default under the Note (including but not limited to provisions relating to payment of interest, payment of credit card, or other, advances, or Loan Availability Fees, or the rendering of any Accountings as that term is used in the Note or this Security Agreement) shall be a default under this Security Agreement, and vice versa.

    a change in ownership or control of Borrower in an amount equal to or greater than 1/3 of outstanding voting stock (other than pursuant to sales on a public traded exchange in the regular course of trading);

    a transfer of at least 1/3 of the assets of Borrower;

    a change in the composition of Borrower's Board of Directors, Officers and/or senior management; or

    if at any time after October 1, 2007, the Borrower cannot demonstrate that it has at least $100,000 in cash including availability under this Reserve Line of Credit or such other amount as necessary to maintain operations through the subsequent thirty (30) days.

  6.2   Event of Default. If a default is not cured within seven calendar days of the giving of notice to the addresses set forth in Paragraph 7.1 below, then an Event of Default shall be deemed to have occurred, and the Secured Party shall have the right to exercise any of the Remedies set forth in Paragraph 6.3 hereunder.

SECURITY AGREEMENT	Page 13 of 27

  6.3   Remedies. Upon the occurrence of a default hereunder, Secured Party may, at its option, without notice to or demand upon Debtor, do any one or more of the following.

    Declare all advances (including the Unpaid Balance as that term is used in the Note) made by Secured Party to Debtor hereunder and all other indebtedness of Debtor to Secured Party (including, without limitation, under the Note) to be immediately due and payable, whereupon all unpaid principal and interest on said advances and other indebtedness shall become and be immediately due and payable. In computing the Unpaid Balance, or any sum immediately due and payable, any and all amounts advance to or for the benefit of the Debtor shall be added to the full value guaranteed by the Secured Party, whether or not any payment is then due to be paid under any guarantee;

    Exercise any or all of the rights and remedies provided for by the applicable Uniform Commercial Code, specifically including, without limitation, the right to recover the attorneys' fees and other expenses incurred by Secured Party in the enforcement of this Security Agreement or in connection with Debtor's redemption of the Collateral;

    Require Debtor to assemble the Collateral or any part thereof and make it available at one or more places as Secured Party may designate, and to deliver possession of the Collateral or any part thereof to Secured Party, who shall have full right to enter upon any or all of Debtor's premises and property to exercise Secured Party's rights hereunder.

    Use, manage, operate and control the Collateral and Debtor's business and property to preserve the Collateral or its value, including, without limitation, the rights to take possession of all of Debtor's premises and property, to exclude Debtor and any third parties, whether or not claiming under Debtor, from such premises and property, to make repairs, replacements, alterations, additions and improvements to the Collateral and to dispose of all or any portion of the Collateral in the ordinary course of Debtor's business;

    Use, in connection with any assembly, use or disposition of the Collateral, any trademark, trade name, trade style, copyright, patent or technical knowledge or process used or utilized by Debtor;

    Enforce one or more remedies hereunder, successively or concurrently, and such action shall not operate to estop or prevent Secured Party from pursuing any other or further remedy which it may have, and any repossession or retaking or sale of the Collateral pursuant to the terms hereof shall not operate to release Debtor until full and final payment of any deficiency has been made in cash. Debtor shall reimburse Secured Party upon demand for, or Secured Party may apply any proceeds of Collateral to, the costs and expenses (including attorneys' fees, transfer taxes and any other charges) incurred by Secured Party in connection with any sale, disposition or retention of any Collateral hereunder;

    In connection with any public or private sale under the applicable Uniform Commercial Code, Secured Party shall give Debtor at least twenty-one (21) days' prior written notice of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made, which shall be deemed to be reasonable notice of such sale or other disposition. Such notice may be mailed to

SECURITY AGREEMENT	Page 14 of 27

    Debtor at the address set forth in section 7.1 of this Security Agreement. Further, in the event of any public sale hereunder, Secured Party shall exhibit the Collateral for a reasonable period of time not later than the day before such sale is to take place, and, if practicable, shall exhibit the Collateral at the time and place of such sale; provided, however, that Secured Party shall have no obligation to exhibit any part of the Collateral at or prior to the sale thereof, if, at the time of default, such Collateral is in Debtor's possession or under its control, and if Secured Party sends Debtor a written demand for possession thereof under section 6.2(c) hereof and Debtor fails to comply with such demand at least three (3) days prior to the date set for sale of such Collateral;

    Proceed by an action or actions at law or in equity to recover the indebtedness secured hereunder or to foreclose this Security Agreement and sell the Collateral, or any portion thereof, pursuant to a judgment or decree to a court or courts of competent jurisdiction; and

    In the event Secured Party recovers possession of all or any part of the Collateral pursuant to a writ of possession or other judicial process, whether prejudgment or otherwise, Secured Party may thereafter retain, sell or otherwise dispose of such Collateral in accordance with this Security Agreement or the applicable Uniform Commercial Code, and following such retention, sale or other disposition, Secured Party may voluntarily dismiss without prejudice the judicial action in which such writ of possession or other judicial process was issued. Debtor hereby consents to the voluntary dismissal by Secured Party of such judicial action, and Debtor further consents to the exoneration of any bond which Secured Party filed in such action.

  Miscellaneous Provisions

  7.1   Notices. Notices, requests and other communications hereunder shall be in writing and shall be delivered by both a form of mail requiring a return receipt, and sent by email, to the parties addressed as follows:

To Debtor:	MyMedicalRecords.com, Inc. MMRGlobal, Inc. 4401 Wilshire Blvd. , Suite 200 Los Angeles, California 90010 Email Address: isafranek@mmrmail.com

To Secured Party:	The RHL Group, Inc. P.O. Box 17034 Beverly Hills, California 90210 Email address: rhl@rhlgroup.com

With a copy to:	Robert M. Yaspan, Esq. 21700 Oxnard Street, Suite 1750 Woodland Hills, California 91367 Email address: ryaspan@yaspanlaw.com

SECURITY AGREEMENT	Page 15 of 27

  Such notices, requests and other communications sent as provided hereinabove shall be effective when received by the addressee thereof. However, the effective date shall be the date of the sending of the Email and the mail notice shall be viewed as a "confirmation" of the email that does not extend the date of the receipt of the notice. The parties hereto may change their addresses by giving notice thereof to the other parties hereto in conformity with this section.

  7.2   Headings. The various headings in this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provision hereof.

  7.3   Governing Law. This Security Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of California, applicable to contracts made and to be performed entirely in that state, without regard to the principles thereof regarding conflict of laws.

  7.4   Amendments. This Security Agreement or any provision hereof may be changed, waived, or terminated only by a statement in writing signed by the party against which such change, waiver or termination is sought to be enforced.

  7.5   No Waiver. No delay in enforcing or failure to enforce any right under this Security Agreement by Secured Party shall constitute a waiver by Secured Party of such right. No waiver by Secured Party of any default hereunder shall be effective unless in writing, nor shall any waiver operate as a waiver of any other default or of the same default on a future occasion.

  7.6   Time of the Essence. Time is of the essence of each provision of this Security Agreement of which time is an element.

  7.7   Binding Agreement. All rights of Secured Party hereunder shall inure to the benefit of its successors and assigns. Debtor shall not assign any of its interest under this Security Agreement without the prior written consent of Secured Party. Any purported assignment inconsistent with this provision shall, at the option of Secured Party, be null and void.

  7.8   Definitions. All terms not defined herein shall have the meaning set forth in the applicable Uniform Commercial Code, except where the context otherwise requires.

  7.9   Entire Agreement. This Security Agreement, together with any other agreement executed in connection herewith, is intended by the parties as a final expression of their agreement and is intended as a complete and exclusive statement of the terms and conditions thereof. Acceptance of or acquiescence in a course of performance rendered under this Security Agreement shall not be relevant to determine the meaning of this Security Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

  7.10   Attorneys Fees. In an action or proceeding brought to enforce any provision of this Security Agreement, or to seek damages for a breach of any provision hereof, or where any

SECURITY AGREEMENT	Page 16 of 27

  provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy..

  7.11   Severability. If any provision of this Security Agreement should be found to be invalid or unenforceable, all of the other provisions shall nonetheless remain in full force and effect to the maximum extent permitted by law.

  7.12   Survival of Provisions. All representations, warranties and covenants of Debtor contained herein shall survive the execution and delivery of this Security Agreement, and shall terminate only upon the full and final payment and performance by Debtor of its indebtedness and obligations secured hereunder.

  7.13   Setoff. Secured Party shall have the right, at any time, to set off any indebtedness or obligation of Secured Party, without notice to or demand upon Debtor and whether or not any such indebtedness or obligations are liquidated or mature at the time of such offset. Secured Party's right of offset hereunder shall be in addition to and not in limitation of any other rights or remedies which may exist in favor of Secured Party.

  7.14   Authority of the Secured Party. Secured Party shall have and be entitled to exercise all powers hereunder which are specifically delegated to Secured Party by the terms hereof, together with such powers as are reasonably incident thereto. Secured Party may perform any of its duties hereunder or in connection with the Collateral by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Neither Secured Party nor any director, officer, employee, attorney or agent of Secured Party shall be liable to Debtor for any action taken or omitted to be taken by it or them hereunder, except for its or their own gross negligence or willful misconduct; nor shall Secured Party be responsible for the validity, effectiveness or sufficiency hereof or of any document or security furnished pursuant hereto. Secured Party and they shall be entitled to rely on any communication, instrument or document believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons. Debtor agrees to indemnify and hold harmless Secured Party and/or any such other person from and against any and all costs, expenses (including attorneys' fees), claims or liability incurred by Secured Party or such person hereunder, unless such claim or liability shall be due to willful misconduct or gross negligence on the part of Secured Party or such person.

  7.15   Statute of Limitations. Debtor hereby waives the right to plead any statute of limitations as a defense to any indebtedness or obligation hereunder or secured hereunder to the full extent permitted by law.

  7.16   Counterparts. This Security Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

  7.17   Termination of Agreement. This Security Agreement shall terminate upon full, final and indefeasible payment and performance of all indebtedness and obligations secured hereunder. At such time, Secured Party shall reassign and redeliver to Debtor all of the Collateral hereunder which has not been sold, disposed of, retained or applied by Secured Party

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  in accordance with the terms hereof. Such reassignment and redelivery shall be without warranty by or recourse to Secured Party, and shall be at the expense of Debtor.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed the day and year first above written.

"Borrower"

[SIGNATURE PAGES FOLLOW]

SECURITY AGREEMENT	Page 18 of 27

MyMedicalRecords, Inc., a Delaware corporation ("Subsidiary")

Name: _________________________________

Title: _______________________________

Signature: _____________________________

Date: _____________________________

STATE OF CALIFORNIA )
                                          ) SS
COUNTY OF ______________)

On ___________, 2012　, before me, _________________________________, personally appeared _____________________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature ________________________________ (Seal)
                          Notary Public

SECURITY AGREEMENT	Page 19 of 27

MMRGlobal, Inc., a Delaware corporation ("Parent")

Name: _________________________________

Title: _______________________________

Signature: _____________________________

Date: _____________________________

STATE OF CALIFORNIA )
                                          ) SS
COUNTY OF ______________)

On ___________, 2012　, before me, _________________________________, personally appeared _____________________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature ________________________________ (Seal)
                          Notary Public

SECURITY AGREEMENT	Page 20 of 27

The RHL Group, Inc., a California corporation ("Lender")

Name: _________________________________

Title: _______________________________

Signature: _____________________________

Date: _____________________________

STATE OF CALIFORNIA )
                                          ) SS
COUNTY OF ______________)

On ___________, 2012　, before me, _________________________________, personally appeared _____________________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature ________________________________ (Seal)
                          Notary Public

SECURITY AGREEMENT	Page 21 of 27